EXHIBIT 99.1

[NEWS RELEASE LETTERHEAD OF HUGOTON ROYALTY TRUST APPEARS HERE]

HUGOTON ROYALTY TRUST
DECLARES JANUARY CASH DISTRIBUTION

    Dallas, Texas, January 20, 2006 - Bank of America, N.A., as Trustee of the Hugoton Royalty Trust (NYSE - HGT), today declared a cash distribution to the holders of its units of beneficial interest of $0.382209 per unit, payable on February 14, 2006, to unitholders of record on January 31, 2006. The following table shows underlying gas sales and average prices attributable to the current month and prior month distributions. Underlying gas sales volumes attributable to the current month distribution were primarily produced in November.

	Underlying Gas Sales Volumes (Mcf) (a)
	Total	Daily	Average Gas Price per Mcf
Current Month Distribution	2,467,000	82,000	$10.29

Prior Month Distribution	2,536,000	82,000	$9.77

(a)	Sales volumes are recorded in the month the trust receives the related net profits income. Because of this, sales volumes may fluctuate from month to month based on the timing of cash receipts.

    Seven wells are currently being drilled on the underlying properties. Budgeted development costs of $3,300,000 were deducted for this distribution. Production expense for the month was $1,832,000 and overhead was $660,000.

Development Costs

    XTO Energy has advised the trustee that it decreased the monthly development cost deduction from $5,100,000 to $3,300,000 beginning with the January 2006 distribution. This reduced monthly deduction is expected to be maintained at least through the March 2006 distribution, and will be reevaluated in conjunction with the 2006 development budget.

    For more information on the Trust, please visit our web site at www.hugotontrust.com.

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Contacts:	Nancy G. Willis Vice President Bank of America, N.A. (Toll Free) 877/228-5083	Louis G. Baldwin Executive Vice President & Chief Financial Officer XTO Energy, Inc. 817/870-2800